Exhibit 99.01

Houghton Mifflin Company Reports First Quarter 2006 Results

BOSTON—May 3, 2006—Houghton Mifflin Company today announced financial results for the first quarter of 2006. The financial results and comments in this release include the consolidated results of Houghton Mifflin Company and its parent, HM Publishing Corp. (together, the “Company”). HM Publishing Corp. conducts all of its operating activities through Houghton Mifflin Company.

“First quarter results are consistent with our expectations, signaling a solid start to the year. The year-over-year improvement in our seasonal operating loss reflects our ability to effectively manage our costs and drive bottom line improvement while we continue to gear up for the upcoming adoption opportunities,” said Tony Lucki, president and chief executive officer.

Educational textbook purchasing patterns are seasonal, with most publishing revenues generated in the second and third quarters of the year. In January 2006, the Company sold its Promissor subsidiary to Pearson PLC for $42 million in cash. As a result of the transaction, Promissor’s financial results have been reclassified as discontinued operations for both the first quarter of 2006 and 2005. Promissor had net sales of $3.5 million in the first quarter of 2006 and $14.0 million in the first quarter of 2005.

For the three months ended March 31, 2006, the Company reported net sales from continuing operations of $134.4 million, an increase of $2.0 million, or 1.5%, from first quarter 2005 net sales of $132.4 million.

Net sales from the K–12 Publishing segment increased slightly to $85.8 million in the first quarter of 2006, from $85.4 million in the first quarter of 2005. Modestly higher net sales in the Great Source Education Group and in the Assessment Division were mostly offset by lower residual sales of elementary and secondary math products.

The College Publishing segment reported net sales for the first quarter of 2006 of $23.7 million, an increase of 18.5 % from $20.0 million reported for the same period in 2005. The increase was due to a higher opening balance of unshipped orders and the timing of international orders.

The Trade and Reference Publishing segment’s net sales decreased 7.4% to $24.9 million in the first quarter of 2006 from $26.9 million reported for the first quarter of 2005, primarily due to higher sales in the 2005 period from adult hardcover titles, including Three Nights in August and Extremely Loud and Incredibly Close, as well as The Gourmet Cookbook. First quarter 2006 results included strong sales from Curious George titles, in connection with the film release in February.

Houghton Mifflin has historically incurred operating losses in the first and fourth quarters of the year. Operating loss from continuing operations for the first quarter of 2006 improved by $15.1 million, or 12.7%, to $103.7 million from $118.8 million in the first quarter of 2005. The improvement was the result of lower cost of sales, lower selling and administrative expenses, and lower publishing rights amortization. Effective January 1, 2006, the Company changed the useful life attributed to most pre-publication costs in the K-12 Publishing segment from three to five years. The change in estimate resulted in a $5.3 million decrease in pre-publication amortization in the first quarter of 2006, which was partially offset by higher pre-publication amortization due to new products introduced in the quarter.

The improvement in operating loss from continuing operations was more than offset by the reduction in income tax benefit, which was $45.9 million lower in the first quarter of 2006 than in the same period in 2005. The decrease in income tax benefit is primarily due to a valuation allowance recorded to reduce the carrying amounts of deferred tax assets relating to the benefit of future tax deductions. As a result, the net loss from continuing operations increased by $29.9 million in the first quarter of 2006 to $126.5 million, compared to a net loss from continuing operations of $96.6 million reported in the same period in 2005.

Due to the seasonal nature of our business, the Company normally incurs a net cash deficit from all activities through the middle of the third quarter. Cash used in continuing operating activities increased $28.3 million to $134.7 million in the first quarter of 2006 from $106.4 million in the first quarter of 2005. The increase in cash used in operations was primarily a result of decreased cash flow from accounts receivable, due to timing of collections, as well as an increase in cash outflow from accounts payable, due to timing of payments. These increases in cash used in continuing operating activities were partially offset by lower royalty payments in the first quarter of 2006.

Capital expenditures increased to $39.5 million in the first quarter of 2006 from $28.4 million in the same period in 2005, as a result of increased investments in back-office systems and new technology platforms and tools to support online products across all education divisions.

Operating free cash flow, defined as cash flow from continuing operations less capital expenditures, was negative $174.3 million in the first quarter of 2006, compared to negative $134.8 million in the first quarter of 2005. The decrease in operating free cash flow is primarily the result of the higher level of capital expenditures and the previously mentioned increase in cash used in continuing operating activities.

EBITDA, defined as earnings from continuing operations before interest, taxes, depreciation and amortization, improved to a loss of $57.4 million in the first quarter of 2006, from a loss of $64.8 million in the first quarter of 2005, driven by the improvement in operating loss from continuing operations.

For the three months ended March 31, 2006, the loss from discontinued operations was $0.4 million, compared to a loss of $1.5 million for the same period in 2005. The operating results of Promissor, which was sold in January 2006, are included in discontinued operations for the first quarter of 2006 and 2005.

Outlook for 2006

The Company today re-affirmed its previous guidance for 2006. The Company expects to report a modest improvement in net sales from continuing operations with growth in the low single-digit percent range, and a modest improvement in EBITDA, driven by higher revenues. Capital expenditures in 2006 are expected to be in line with the 2005 spending level of approximately $170 million.

About Houghton Mifflin

Boston-based Houghton Mifflin Company is one of the leading educational publishers in the United States, with more than $1 billion in sales. Houghton Mifflin publishes textbooks, instructional technology, assessments and other educational materials for elementary and secondary schools and colleges. The Company also publishes an extensive line of reference works and award-winning fiction and nonfiction for adults and young readers. With its origins dating back to 1832, Houghton Mifflin combines its tradition of excellence with a commitment to innovation. The Company’s Web site can be found at www.hmco.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This communication includes forward-looking statements that reflect the current views of Houghton Mifflin Company and HM Publishing Corp. about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations, and we expressly do not undertake any duty to update forward-looking statements, which speak only as of the date of this release. These factors include, but are not limited to: (i) market acceptance of new educational and testing products and services, particularly reading, literature, language arts, mathematics, science and social studies programs, and norm-referenced and criterion-referenced testing; (ii) the seasonal and cyclical nature of educational sales; (iii) changes in funding in school systems throughout the nation, which may result in cancellation of planned purchases of educational and testing products and/or services and shifts in timing of purchases; (iv) changes in educational spending in key states such as California, Texas and Florida, and the Company’s share of that spending; (v) changes in purchasing patterns in elementary and secondary schools and, particularly in college markets, the effect of textbook prices, technology and the used book market on sales; (vi) changes in the competitive environment, including those which could adversely affect cost of sales, such as the increased amount of materials given away in the elementary and secondary school markets and increased demand for customized products; (vii) changes in the relative profitability of products sold; (viii) regulatory changes that could affect the purchase of educational and testing products and services; (ix) changes in the strength of the retail market for general interest publications and market acceptance of newly published titles and new electronic products; (x) the effect of fluctuations in raw material prices, principally paper; (xi) the ability of the Assessment Division to enter into new agreements for testing services and generate net sales growth; (xii) delays and unanticipated expenses in developing new programs and other products; (xiii) delays and unanticipated expenses in developing new technology products, and market acceptance and use of online instruction and assessment materials; (xiv) the potential for damages and fines resulting from errors in scoring high-stakes tests; (xv) the potential effect of a continued weak economy on sales of K–12, college and general interest publications; (xvi) the risk that the Company’s well-known authors will depart and write for competitors; (xvii) the effect of changes in accounting and regulatory and/or tax policies and practices; and (xviii) other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts:

Cheryl	Cramer
Vice	President, Investor Relations
Houghton	Mifflin Company
617-351-5199
cheryl_cramer@hmco.com

HM Publishing Corp. and Houghton Mifflin Company

Unaudited Summary of Consolidated Financial Data

(See Notes to Summary Consolidated Financial Data)

	Three Months Ended,
	March 31, 2006	March 31, 2005
	(dollars in thousands)
Statement of Operations Data (a):
Net sales by segment:
K-12 Publishing	$85,809	$85,441
College Publishing	23,693	19,966
Trade and Reference Publishing	24,900	26,947

	134,402	132,354

Cost of sales excluding pre-publication and publishing rights amortization	75,802	81,200
Pre-publication and publishing rights amortization (b)	36,010	42,836

Cost of sales	111,812	124,036
Selling and administrative expenses	125,330	126,212
Intangible asset amortization	945	944

Operating loss	(103,685)	(118,838)
Net interest expense	(31,679)	(32,505)
Other income (expense)	8	(10)

Loss from continuing operations before income taxes	(135,356)	(151,353)
Income tax benefit	(8,870)	(54,756)

Loss from continuing operations	(126,486)	(96,597)
Loss from discontinued operations, net of taxes	(440)	(1,486)

Net loss	$(126,926)	$(98,083)

Other Operating Data:
Reconciliation of operating loss to EBITDA:
Operating loss	$(103,685)	$(118,838)
Other income (expense)	8	(10)
Depreciation and amortization	46,237	54,053

EBITDA loss (c)	$(57,440)	$(64,795)

Reconciliation of cash flow from operations to operating free cash flow:
Cash flow used in continuing operations	$(134,741)	$(106,409)
Capital expenditures – excluding pre-publication costs	(18,842)	(8,266)
Capital expenditures – pre-publication costs (b)	(20,703)	(20,089)

Operating free cash flow (c)	$(174,286)	$(134,764)

Consolidated Balance Sheet Information (a):

As of March 31, 2006
(dollars in thousands)
Cash and short-term investments	$95,453
Short-term borrowings	$0
Long-term debt	$1,338,505

Notes to Summary Consolidated Financial Data:

a.	The Consolidated Statement of Operations Data presented includes HM Publishing Corp. and its wholly owned subsidiary Houghton Mifflin Company. HM Publishing Corp., incorporated in September 2003, conducts all of its operating activities through Houghton Mifflin Company. The Consolidated Statement of Operations Data for HM Publishing Corp. includes the results of Houghton Mifflin Company and incremental interest expense of $5.6 million from HM Publishing Corp.’s 11.5% senior discount notes issued in October 2003.

b.	Pre-publication capital investments include art, prepress and other costs incurred in the creation of a master copy of a book or other media. These investments are capitalized and then amortized over the subsequent three to five years. The costs to write manuscripts are expensed as incurred.

c.	EBITDA and operating free cash flow are included as both a measure of the Company’s ability to generate cash as well as its ability to meet debt service requirements. The Company does not intend for EBITDA or operating cash flow to represent cash flow from operations as defined by Generally Accepted Accounting Principles (GAAP), and does not suggest that investors consider it as an indicator of operating performance or as an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity. While EBITDA and operating free cash flow and similar measures are frequently used as measures of operations and an ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.